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                                 EXHIBIT 99(c)
                                 -------------
                           The Peoples Bank of Elkton
                                130 North Street
                             Elkton, Maryland 21921

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be Held [Date], 1997

To the Shareholders of
The Peoples Bank of Elkton:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Peoples Bank of Elkton ("PBE") will be held at [Place], on July ___, 1997, at _____ a.m. local time, for the following purposes:

          (1) To consider and vote upon a proposal to approve the merger (the "Merger") of PBE and a subsidiary of Fulton Financial Corporation ("FFC"), in accordance with the terms of the Affiliation and Merger Agreement dated March 18, 1997, as amended as of May 20, 1997, between PBE and FFC (a copy of which, without exhibits or schedules, is attached to the accompanying Proxy Statement/Prospectus as Exhibit A). In the Merger, each of the outstanding shares of Common Stock, par value $10.00 per share (the "Shares"), of PBE will automatically be converted into the right to receive
     4.158 shares of FCC's Common Stock. Following the Merger, the resulting bank will operate as a wholly-owned subsidiary of FFC under the name "The Peoples Bank of Elkton." The Merger is more fully described in the accompanying Proxy Statement; and

          (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof, including, without limitation, a motion to adjourn or postpone the Meeting to another time and place for the purpose of soliciting additional proxies in favor of the Merger Agreement or otherwise.

     The Board of Directors has fixed the close of business on June 6, 1997, as the record date for the Special Meeting. Only those persons who are record holders of PBE Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The attached Proxy Statement/Prospectus forms a part of this Notice and is incorporated herein by reference.

     Appraisal rights will be available to shareholders of record as of the Record Date who vote against the Merger and continuously hold their shares through the effective date of the Merger and otherwise comply with the provisions of FI Sections 3-718 through 3-721 of the Maryland Banking Laws, a copy of which is attached as Exhibit D to the accompanying Proxy
Statement/Prospectus.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK OF PBE ENTITLED TO VOTE THEREON WILL BE REQUIRED TO ADOPT THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF PBE WITH A SUBSIDIARY OF FFC. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN AS SOON AS POSSIBLE THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                 By order of the Board of Directors



                                 David K. Williams, Sr.
                                 Chairman

Elkton, Maryland
June ___, 1997